Exhibit 99.1
NEWS FROM
CABLEVISION MOVES AHEAD WITH RAINBOW SPIN-OFF
Company Announces Josh Sapan Will Be President and CEO
New Public Company Will Be Named AMC Networks Inc.
Bethpage, N.Y., March 10, 2011 — Cablevision Systems Corporation (NYSE: CVC) continues to move forward with the spin-off of its Rainbow Media business. The company announced today that longtime Rainbow Media executive Josh Sapan will become president and chief executive officer of the new public company, and that it will be named AMC Networks Inc., following the spin-off.
In making the announcement, Cablevision President and CEO James L. Dolan stated: “Much of the success of Rainbow over the past quarter century is due in no small part to Josh Sapan. He has guided Rainbow’s growth for more than 20 years, overseeing the creation of some of the world’s most compelling television brands, and is the ideal executive to provide the leadership necessary as a new AMC Networks becomes a public company.”
The new AMC Networks Inc. will include national programming networks AMC, WE tv, IFC, and Sundance Channel; AMC/Sundance Global, the company’s international programming business; IFC Entertainment, an independent film business that consists of multiple brands; and AMC Network Communications (formerly Rainbow Network Communications), a full service network programming origination and distribution company.
In introducing the new name, Mr. Sapan stated: “Rainbow owns and operates some of cable television’s most admired networks, and over the past three decades, AMC has become one of the most established of those brands, recognized by consumers, advertisers and investors alike. As we move forward, we want to capitalize on that strong brand awareness for what will be our new public company.”
The leveraged transaction would be structured as a tax-free pro rata spin-off to Cablevision stockholders and is expected to be completed by mid-year 2011. Completion of the spin-off is subject to a number of external conditions, including receipt of a private letter ruling from the Internal Revenue Service, the filing and effectiveness of a Form 10 with the SEC and the finalization of the terms and conditions of the required financing, as well as final approval by Cablevision’s board of directors.
Cablevision Systems Corporation (NYSE: CVC) is one of the nation’s leading media and entertainment companies.
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update the forward-looking statements contained herein.
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Contacts:	Charles Schueler	Patricia Armstrong
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations

Cablevision Systems Corporation	Cablevision Systems Corporation
(516) 803-1013	(516) 803-2270